Exhibit 99.(d)(3)(c)

Notice of Termination of Investment Sub-Advisory Agreement

Invesco Exchange-Traded Fund Trust II

Notice is hereby given that, effective as of June 1, 2026, Invesco Capital Management LLC (“ICM”) desires to terminate the Amended and Restated Investment Sub-Advisory Agreement, dated September 16, 2025, by and among ICM and certain affiliated sub-advisers including Invesco Canada Ltd. (“ICL”), as amended to date.

INVESCO CAPITAL MANAGEMENT LLC

By:	/s/ Adam Henkel
Adam Henkel

Title:	Assistant General Counsel US Product Strategy & Governance and Secretary

Date: 8/28/2026/9:36 PM BST

Acknowledgment and Waiver of

Notice of Termination of Investment Sub-Advisory Agreement

Invesco Exchange-Traded Fund Trust II

In connection with Invesco Capital Management LLC’s (“ICM”) Notice of Termination (“Notice”) of the Amended and Restated Investment Sub-Advisory Agreement, dated September 16, 2025 (the “Agreement”), by and among ICM and certain affiliated sub-advisers including Invesco Canada Ltd. (“ICL”), as amended to date, ICL hereby acknowledges receipt of the Notice from ICM to terminate the Agreement with respect to ICL, effective June 1, 2026.

In addition, pursuant to Section 15 of the Agreement, ICL hereby waives the requirement under Section 13(c)(ii) of the Agreement that ICL provide sixty days’ written notice to ICL of the termination of the Agreement. ICL hereby agrees that effectiveness of termination of the Agreement is close of business June 1, 2026.

INVESCO CANADA LTD.

By:	/s/ Shalomi Abraham
Shalomi Abraham

Title:	Senior Vice President and Head of Legal, Canada

Date: 8/28/2026/ 1:21 PM PDT